Exhibit 99.2

PUERTO RICO SAVINGS & INVESTMENT PLAN

Financial Statements and Supplemental Schedule

December 31, 2014 and 2013

(With Report of Independent Registered Public Accounting Firm Thereon)

PUERTO RICO SAVINGS & INVESTMENT PLAN

Table of Contents

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2014 and 2013	3

Notes to Financial Statements	4–12

Supplemental Schedule – Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2014	13

Note:	Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee of Puerto Rico Savings & Investment Plan:

We have audited the accompanying statements of net assets available for benefits of Puerto Rico Savings & Investment Plan (the Plan) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

The supplemental information in the accompanying schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s 2014 financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2014 is fairly stated in all material respects in relation to the 2014 financial statements as a whole.

/s/ KPMG LLP

Greensboro, North Carolina

June 19, 2015

PUERTO RICO SAVINGS & INVESTMENT PLAN

Statements of Net Assets Available for Benefits

December 31, 2014 and 2013

	2014	2013

Assets:
Investments, at fair value:
Mutual funds:
Vanguard LifeStrategy Conservative Growth Fund	$1,685,150	$1,568,111
Vanguard LifeStrategy Growth Fund	321,530	264,773
Vanguard LifeStrategy Moderate Growth Fund	468,935	472,927
Vanguard Total International Stock Index Fund	189,701	232,863
Vanguard Total Stock Market Index Fund	1,219,851	1,618,938
Common/collective trust fund:
Vanguard Retirement Savings Trust	1,551,881	1,612,122
RAI Common Stock Fund	936,422	224,953

Total investments	6,373,470	5,994,687

Cash	11	2,316

Receivables:
Employer contribution	10,703	12,131
Dividends receivable	8,025	2,653
Notes receivable from participants	151,719	126,280

Total receivables	170,447	141,064

Total assets	6,543,928	6,138,067

Liabilities:
Accrued administrative expenses	37,495	34,757

Net assets available for benefits before adjustment for fully benefit-responsive investments	6,506,433	6,103,310

Adjustment from fair value to contract value for fully benefit-responsive investments	(46,220)	(43,709)

Net assets available for benefits	$6,460,213	$6,059,601

See accompanying notes to financial statements.

2

PUERTO RICO SAVINGS & INVESTMENT PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2014 and 2013

	2014	2013

Additions:
Investment income:
Net appreciation in fair value of investments	$291,634	$707,564
Interest and dividend income	179,512	129,899

Total investment income	471,146	837,463

Interest income on notes receivable from participants	5,960	5,960

Contributions:
Employer contributions	299,126	290,362
Participant contributions	249,028	231,555

Total contributions	548,154	521,917

Total additions	1,025,260	1,365,340

Deductions:
Benefits paid to participants	521,830	817,141
Administrative expenses	102,818	78,879

Total deductions	624,648	896,020

Net increase in net assets available for benefits	400,612	469,320

Net assets available for benefits at beginning of year	6,059,601	5,590,281

Net assets available for benefits at end of year	$6,460,213	$6,059,601

See accompanying notes to financial statements.

3

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to the Financial Statements

December 31, 2014 and 2013

(1)	Plan Description

The following brief description of Puerto Rico Savings & Investment Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution retirement plan covering all regular, full-time employees, and nonregular employees, as defined in the Plan document, of R.J. Reynolds Tobacco (CI), Co., a Cayman Islands corporation, referred to as the Company, in Puerto Rico. Reynolds American Inc., referred to as RAI, is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as the Committee, controls and manages the operation and administration of the Plan. Banco Popular de Puerto Rico serves as the trustee and Fidelity Employer Services Company, LLC, referred to as Fidelity Investments, serves as the recordkeeper for the Plan.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

(b)	Contributions

Each year, participants may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan document. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 16% of compensation, including the basic contribution. The Company or participating subsidiaries contribute an amount equal to 50% of basic contributions made by participants who are accruing a benefit under a defined benefit plan sponsored by RAI, and 100% of basic contributions made by participants who are not accruing a benefit under a defined benefit plan sponsored by RAI. In addition, the Company or participating subsidiaries make Retirement Enhancement Contributions to accounts of eligible participants equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006. Contributions are subject to certain Puerto Rico Internal Revenue Code limitations.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to the Financial Statements

December 31, 2014 and 2013

(d)	Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies, age 65, or upon the occurrence of certain events as defined in the Plan document.

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments to any of seven investment fund options. Participants may change or transfer their investment options at any time via telephone or a secure internet website.

(f)	Notes Receivable from Participants

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000 and limited by certain restrictions in the Plan document. Loan terms shall not be for more than five years, except for the purchase of a primary residence, which shall not exceed fifteen years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions. Participants may continue to make loan repayments via electronic funds transfer in order to prevent a default following termination of employment.

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant’s life expectancy.

(h)	Expenses

Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, and general plan recordkeeping fees may be paid directly from the Plan and are allocated to participant accounts.

(i)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. During 2014 and 2013, forfeitures were not used. At December 31, 2014 and 2013, forfeited nonvested accounts totaled $2,876 and $81, respectively.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to the Financial Statements

December 31, 2014 and 2013

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

(b)	Investment Valuation and Income Recognition

Investments are reported at fair value. See note 6 for discussion of fair value measurement.

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments purchased and sold as well as held during the year.

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

(d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

(e)	Risks and Uncertainties

The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. The funds held by the Plan invest in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perceptions of the issuers and changes in interest rates. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements and schedule.

(f)	Payment of Benefits

Benefits are recorded when paid.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to the Financial Statements

December 31, 2014 and 2013

(3)	Investments

The following table presents investments that represent 5% or more of the Plan’s net assets as of December 31, 2014 and 2013. Except for Vanguard Retirement Savings Trust, which is shown at contract value, all the funds are shown at fair value.

	December 31
	2014	2013

Vanguard LifeStrategy Conservative Growth Fund, 91,386 and 86,876 shares, respectively	$1,685,150	$1,568,111
Vanguard LifeStrategy Moderate Growth Fund, 19,474 and 20,464 shares, respectively	468,935	472,927
Vanguard Total Stock Market Index Fund, 26,071 and 38,255 shares, respectively	1,219,851	1,618,938
Vanguard Retirement Savings Trust, 1,505,661 and 1,568,413 shares, respectively (Fair Value of $1,551,881 and $1,612,122 as of December 31, 2014 and 2013, respectively)	1,505,661	1,568,413
RAI Common Stock Fund, 14,563 and 4,490 shares, respectively	936,422	224,953

The Plan’s investments, including gains and losses on investments bought and sold, and those held during the period, appreciated in value as follows:

	Year ended December 31
	2014	2013

Mutual funds	$212,373	$663,499
RAI Common Stock Fund	79,261	44,065

Net appreciation in fair value of investments	$291,634	$707,564

(4)	Related Party Transactions

The RAI Common Stock Fund is provided as an investment option for participants in the Plan. As RAI is the Plan Sponsor, these transactions qualify as party-in-interest transactions. See note 3 for a description of the net appreciation in value of the RAI Common Stock Fund included in Plan assets. RAI Common Stock Fund dividends for the years ended December 31, 2014 and 2013 were $15,906 and $12,010, respectively. The RAI common stock shares held in the fund as of December 31, 2014 and 2013 were 14,563 valued at $64.27 per share and 4,490 valued at $49.99 per share, respectively.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to the Financial Statements

December 31, 2014 and 2013

(5)	Collective Trust with Asset Management Company

The Plan is party to a benefit-responsive collective trust with Vanguard. Vanguard maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The collective trust issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The collective trust is included in the financial statements at fair value and adjusted to contract value as reported to the Plan by Vanguard. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was approximately 2.30% and 1.98% for the years ended December 31, 2014 and 2013, respectively. The contract rates ranged from 0.71% to 1.69% and 0.85% to 4.75% at December 31, 2014 and 2013, respectively. The crediting interest rate is based on a formula agreed upon with the issuer but may not be less than certain percentages.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents (including complete or partial Plan terminations or merger with another plan), (ii) changes to Plan’s prohibition on competing investment options or deletion of equity wash provisions, (iii) bankruptcy of the Plan Sponsor or other Plan Sponsor events (e.g. divestitures or spin-offs of a subsidiary) which cause a significant withdrawal from the Plan, or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemptions under ERISA. The Plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, has occurred or is probable of occurring.

(6)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1: Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to the Financial Statements

December 31, 2014 and 2013

Level 2: Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2014 and 2013:

	Assets at fair value as of December 31, 2014
	Level 1	Level 2	Level 3	Total

Mutual funds:
Growth funds	$2,475,615	$—	$—	$2,475,615
Index funds	1,409,552	—	—	1,409,552

Total mutual funds	3,885,167	—	—	3,885,167

Common/collective trust fund	—	1,551,881	—	1,551,881

RAI Common Stock Fund:
RAI Common Stock	935,934	—	—	935,934
Fidelity Money Market Fund	488	—	—	488

Total RAI Common Stock Fund	936,422	—	—	936,422

Total investments at fair value	$4,821,589	$1,551,881	$—	$6,373,470

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to the Financial Statements

December 31, 2014 and 2013

	Assets at fair value as of December 31, 2013
	Level 1	Level 2	Level 3	Total

Mutual funds:
Growth funds	$2,305,811	$—	$—	$2,305,811
Index funds	1,851,801	—	—	1,851,801

Total mutual funds	4,157,612	—	—	4,157,612

Common/collective trust fund	—	1,612,122	—	1,612,122

RAI Common Stock Fund:
RAI Common Stock	224,457	—	—	224,457
Fidelity Money Market Fund	496	—	—	496

Total RAI Common Stock Fund	224,953	—	—	224,953

Total investments at fair value	$4,382,565	$1,612,122	$—	$5,994,687

Following is a description of the valuation methodologies used for assets measured at fair value:

Mutual funds are valued based on the quoted market prices of shares held by the Plan at year end.

Investments in common/collective trust are stated at fair value on the statement of net assets available for benefits with an adjustment from fair value to contract value for fully benefit-responsive collective trusts. The valuation at year end is based on audited financial statements of the common collective trust, and are valued using the net asset value, referred to as NAV, provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active. The Plan has the ability to redeem its investments in the funds at NAV at the valuation date. There are no significant restrictions, redemptions terms, or holding periods which would limit the Plan or the participants to transact at NAV.

Investments in the RAI Common Stock Fund consist of shares of Reynolds American Inc. common stock and monies held in a Fidelity money market fund both of which are valued based on the quoted market price of shares trading in active markets held by the Plan at year end. When participants exchange into or out of this stock fund, the transaction is processed on a real-time basis. Trades in the real-time trading environment settle in three business days. Other purchase and sale requests, such as contributions or distributions, are aggregated and typically sent to market on the following business day. These transactions, which may take multiple days to complete, are valued based on the volume-weighted average trade price.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to the Financial Statements

December 31, 2014 and 2013

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For the years ended December 31, 2014 and 2013, there were no transfers of assets into or out of Level 1 and Level 2 of the fair value hierarchy described above.

(7)	Income Tax Status

The Plan’s latest determination letter issued by the Puerto Rico Treasury Department is dated October 5, 2004. The Plan has been amended since receiving this determination letter. The Plan is intended to comply with Section 1081.01 of the Puerto Rico Internal Revenue Code of 2011, referred to as the PR Code. The Plan is required to operate in conformity with the PR Code to maintain its qualified status. The United States qualification of the Plan was dropped, effective with the 1995 plan year. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan’s qualified status. The Committee believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the PR Code, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Puerto Rico Treasury Department. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2011.

On October 1, 2012, the Committee authorized amendments to the Plan to incorporate changes intended to comply with the requirements of the Puerto Rico Internal Revenue Code of 2011, effective January 1, 2011.

An application for an updated determination letter was made to the Puerto Rico Treasury Department on April 4, 2014.

(8)	Plan Termination

Although it has not expressed any intent to do so, the Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, participants will become 100% vested in their employer contributions and earnings thereon.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to the Financial Statements

December 31, 2014 and 2013

(9)	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2014	2013

Net assets available for benefits per the financial statements	$6,460,213	$6,059,601
Adjustment to increase contract value to fair value for fully benefit-responsive investment contracts	46,220	43,709

Net assets available for benefits per the Form 5500	$6,506,433	$6,103,310

The following is a reconciliation of investment income per the financial statements to the Form 5500:

	2014	2013

Total investment income per the financial statements	$471,146	$837,463
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	46,220	43,709
Reversal of prior year adjustment from fair value to contract value for fully benefit-responsive investment contracts	(43,709)	(71,568)

Total investment income per the Form 5500	$473,657	$809,604

(10)	Subsequent Events

Plan management has evaluated subsequent events from the balance sheet date through the date at which the financial statements were issued, and determined there are no other items to disclose.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor or similar party	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Number of shares or units	Cost		Current value

Vanguard LifeStrategy Conservative Growth Fund	Mutual Fund	91,386		**	$1,685,150
Vanguard LifeStrategy Growth Fund	Mutual Fund	11,160		**	321,530
Vanguard LifeStrategy Moderate Growth Fund	Mutual Fund	19,474		**	468,935
Vanguard Total International Stock Index Fund	Mutual Fund	12,199		**	189,701
Vanguard Total Stock Market Index Fund	Mutual Fund	26,071		**	1,219,851
Vanguard Retirement Savings Trust	Common/Collective Trust Fund	1,505,661		**	1,551,881
* RAI Common Stock Fund-RAI Common Stock	Equity	14,563		**	935,934
* RAI Common Stock Fund-Fidelity Money Market Fund	Money Market Fund	488		**	488

Total investments					6,373,470

Banco Popular de Puerto Rico Time Deposit Open Account		—	—		11
* Notes Receivable from Participants	Participant loans, 30 loans with interest rate at 4.25% and maturity dates ranging from January 5, 2015 to December 9, 2019.	—	—		151,719

Total assets					$6,525,200

*	Denotes a party-in-interest.
**	Cost information is not required for participant-directed investments and, therefore, is not included.

See accompanying independent auditors’ report.

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